Exhibit 10.3
[PolyOne Letterhead]
[Date]
[Name]
[Title]
[Address]
Dear                     :
     PolyOne Corporation (the “Company”) considers the establishment and maintenance of a sound and vital senior management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the distraction and even the departure of senior management personnel to the detriment of the Company and its shareholders. Accordingly, the Company’s Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.
     In order to induce you to remain in the employ of the Company, and to continue your employment notwithstanding the occurrence or threat of occurrence of a transaction that results in a change of control of the Company, this letter agreement (“Agreement”) sets forth the benefits that the Company agrees shall be provided to you in the event a Change of Control (as hereinafter defined in Paragraph 3) should occur during the term of this Agreement and in the event that your employment is thereafter terminated under such circumstances as are expressly provided in Paragraph 4.
     In making provision for the payment of these benefits, it is not the Company’s intention to alter in any way the compensation and benefits that would be paid to you in the absence of a Change of Control.
1.	TERM. This Agreement shall commence on [DATE] and shall continue through December 31, ___, provided, however, that commencing on January 1, ___and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change of Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of your Period of

Employment (as hereinafter defined in Paragraph 2), and may not be terminated by the Company during such time.

2.	PERIOD OF EMPLOYMENT. Your “Period of Employment” shall commence on the date on which a Change of Control occurs and shall end on the date that is ___months after the date on which such Change of Control occurs. Notwithstanding the foregoing, however, your Period of Employment shall not extend beyond the Mandatory Retirement Date (as hereinafter defined in Paragraph 3) applicable to you.

3.	CERTAIN DEFINITIONS. For purposes of this Agreement:
(a)	A “Change of Control” shall mean
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii), above.
(b)	The term “Mandatory Retirement Date” shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company’s pension, profit-sharing, and deferred compensation plans, are exempt from the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq., which date shall not in any event be earlier for any executive than the last day of the month in which such executive reaches age 65.
4.	COMPENSATION UPON TERMINATION OF EMPLOYMENT. If, during the Period of Employment, the Company shall terminate your employment for any reason (other than for a reason and as expressly provided in Paragraph 5 hereof), or if you shall terminate your employment for “Good Reason” (as hereinafter defined in subparagraph 4(f)), then the Company shall be obligated to compensate you as follows:
(a)	The Company shall, at your election (which shall be made on the signing of this Agreement and which may be changed by you as of any January 1st that occurs prior to a Change of Control by giving prior written notice of such change to the Company), either (i) continue your base salary at the rate in effect immediately prior to the Change of Control or, if greater, immediately prior to the Date of Termination (as hereinafter defined in Paragraph 7) (“Base Salary”) for a period equal to the shorter of (A) [12 or 24 or 36] months, commencing on the Date of Termination, or (B) the period from the Date of Termination to your Mandatory Retirement Date, if any (whichever period applies shall hereinafter be known as the “Payment Period”) or (ii) pay to you in a lump sum, by not later than the fifth day following the Date of Termination, an amount equal to one-twelfth of your annualized Base Salary, multiplied by the number of months, including fractional months, in the Payment Period;

(b)	By not later than the fifth day following the Date of Termination, the Company shall pay you in a lump sum an amount equal to the product of (x) the number of months, including fractional months, in the Payment Period and (y) under the Company’s annual bonus or similar incentive plan (the “Annual Incentive Plan”), one-twelfth of your “target annual incentive amount” in effect prior to the Change of Control for the calendar year in which the Change of Control occurs. Your “target annual incentive amount” under the Annual Incentive Plan is determined by multiplying your salary range midpoint by the incentive target percentage that is applicable to your incentive category under such Plan;

(c)
(i)	The Company shall maintain in full force and effect, for your continued benefit, for the Payment Period, all health and welfare benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination, as long as your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall provide you with benefits substantially similar to those to which you would have been entitled to receive under such plans and programs, had you continued to participate in them as an employee of the Company plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax compensation and employee benefits you receive pursuant to this provision to be equal to the aggregate after-tax value of the benefits that you would have received if you continued to receive such benefits as an employee. Notwithstanding the preceding two sentences, this subsection 4(c)(i) shall not restrict the Company’s right to modify or discontinue any benefit; provided, however, that you shall not be treated less favorably than similarly situated active employees (including non-highly compensated, salaried employees as similarly situated for such purpose) who were employed by the Company immediately prior to the Change of Control.

(ii)	If you have met the requirements for retirement eligibility under the Company’s general retirement policies on the Date of Termination, the Company shall provide you after the end of the Payment Period with those health and welfare benefits, if any, as in effect from time to time, to which you would have been entitled under the Company’s general retirement policies if you had been eligible to retire and you had retired immediately prior to the Change of Control, with the Company paying that percentage of the premium cost of the plans that it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of your actual age on the Date of Termination. If the percentage of premium cost that the Company pays for you is greater than the percentage of premium cost that the Company pays for other similarly situated retirees, the Company may treat the differential amount as taxable to you and pay you an additional amount in cash equal to the amount necessary to cause the after-tax value of the benefit that you receive to be equal to the after-tax value of the benefit you would have received had the Company not treated the differential amount as taxable to you. Notwithstanding the preceding two sentences, this subsection 4(c)(ii) shall not restrict the Company’s right to modify or discontinue any benefit, or the portion of the premium cost thereof paid by the Company; provided, however, that you shall not be treated less favorably with respect to any such modification or discontinuance than similarly situated individuals (including non-highly compensated, salaried employee retirees as similarly situated for such purpose) who retired at or after age 65 under the terms and conditions in effect immediately prior to the Change of Control (or under the terms and conditions that would have applied to persons who were eligible to retire, if they had retired, immediately prior to the Change of Control);
(d)	The Company shall, for one year after the Date of Termination, provide financial planning services substantially similar to what you were entitled to receive immediately prior to the Change of Control; and

(e)
(i)	The Company shall, in addition to the benefits to which you are entitled under the retirement plans or programs in which, as of immediately prior to the Change of Control, you both participate and are actually accruing benefits, pay you in a lump sum in cash at your normal retirement date (or earlier retirement date should you so elect), as defined in such retirement plans or programs, an amount equal to the excess, if any, of (A) the actuarial equivalent of the retirement pension to which you would have been entitled under the terms of such retirement plans or programs had you accumulated additional years of continuous service under such plans equal in length to your Payment Period, over (B) the actuarial equivalent of the retirement pension to which you are entitled under the terms of such retirement plans or programs, determined without regard to this subsection (i). For purposes of subsection (i), (w) the terms of a retirement plan or program shall be those in effect immediately prior to the Change of Control or the Date of Termination, whichever is more favorable to you; (x) the length of the Payment Period shall be added to total years of continuous service for determining vesting and the amount of benefit accrual and to the age that you will be considered to be for the purposes of determining eligibility for normal or early retirement calculations; (y) your actual age shall be used for determining the amount of any actuarial reduction; and (z) for the purposes of calculating benefit accrual, the amount of compensation you shall be deemed to have received during each month of your Payment Period shall be equal to the sum of your Base Salary prorated on a monthly basis, plus under the Annual Incentive Plan, one-twelfth of your “target annual incentive amount” in effect prior to the Change of Control for the calendar year in which the Change of Control occurs. For purposes of this subsection (i), “retirement plan or program” shall mean any plan or program to the extent such plan or program is a “defined benefit plan,” within the meaning of Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and “actuarial equivalent” shall be determined using the same methods and assumptions as those utilized immediately prior to the Change of Control under the applicable retirement plan or program in which you participate for purposes of this subsection (i).

(ii)	The Company shall, in addition to the benefits to which you are entitled under any defined contribution plans and programs in which, as of immediately prior to the Change of Control, you are eligible to participate and receive employer contributions, pay you in a lump sum in cash within 30 calendar days following the Date of Termination an amount equal to the product of (A) the sum of all amounts payable to you under subparagraphs 4(a) and 4(b), multiplied by (B) the sum of (x) the aggregate maximum percentage(s) of eligible compensation you were eligible to receive as employer matching contributions under all such defined contribution plans for the plan year(s) in which occurs the Change of Control or the Date of Termination, whichever is more favorable to you, determined without regard to any change in any such plan adverse to you adopted after the Change of Control, plus (y) the aggregate maximum percentage(s) of eligible compensation you were eligible to receive as employer non-elective contributions under all such defined contribution plans for the plan year(s) in which occurs the Change of Control or the Date of Termination, whichever is more favorable to you, determined without regard to any change in any such plan adverse to you adopted after the Change of Control. For purposes of this subsection (ii), defined contribution plan or program shall mean any plan or program to the extent such plan or program is a “defined contribution plan,” within the meaning of Section 3(34) of ERISA; “employer matching contributions” shall mean those employer contributions that are conditioned upon your making employee after-tax contributions and/or employee pre-tax contributions and that are not “discretionary contributions” (as hereinafter defined), but in no event shall employer matching contributions be deemed to include employee pre-tax contributions regardless of whether employee pre-tax contributions are considered employer contributions for any purpose; “employer non-elective contributions” shall mean employer contributions that are not employer matching contributions and that are not “discretionary contributions” (as hereinafter defined); “discretionary contributions” shall mean employer contributions that under the terms of the applicable defined contribution plan as in effect immediately prior to the Change of Control or the Date of Termination, whichever is more favorable to you, were not required to be made, determined without regard to any requirement that the participant be employed during the plan year or at another relevant time in order to be eligible to receive such contributions, except that an employer contribution that would otherwise be considered a discretionary contribution under this definition shall not be considered a discretionary contribution if prior to the Date of Termination, the Company (or other employer related to the Company maintaining the plan) has communicated to participants in such plan that such contribution will, or is likely to, be made. For purposes of determining the maximum percentage of eligible compensation you were eligible to receive as employer matching contributions and/or for purposes of determining the maximum percentage of eligible compensation you were eligible to receive as employer non-elective contributions, if under the terms of the applicable defined contribution plan the contribution structure is a per capita structure or a step-rate or similar structure, or if the contribution structure has changed during the plan year, then the maximum percentage shall be determined or adjusted as necessary or appropriate to carry out the intent of this subsection (ii); provided that if you are also covered with respect to any such defined contribution plan (the “first plan”) by another defined contribution plan that provides for contributions in respect of any limitations under the terms of the first plan, there shall be no duplication of payment with respect to those arrangements.
(f)	For purposes of this Agreement, “Good Reason” shall mean:
(i)	except as a result of the termination of your employment pursuant to Paragraph 5 hereof and without your express written consent, (A) one or more changes in your duties, responsibilities, reporting relationships and status that, when considered in the aggregate as compared with your duties, responsibilities, reporting relationships and status immediately prior to a Change of Control, constitute a material demotion, [FOR ALL EXECUTIVES EXCEPT THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF LEGAL OFFICER: except that a diminution in your duties or responsibilities that occurs solely because the Company is no longer an independent publicly-held entity shall not be deemed to be a reduction in your duties or responsibilities,] (B) the assignment to you of new duties or responsibilities that, in the aggregate, (1) are materially inconsistent with, and (2) materially and adversely change, your positions, duties, responsibilities, reporting relationships and status as in effect immediately prior to a Change of Control, (C) a reduction in your annual Base Salary or target annual incentive amount, (D) the failure to continue your health, welfare and retirement benefits, perquisites, vacation policy, fringe benefits, long-term incentive compensation programs, and relocation benefits and policies (including indemnification against loss on the sale of your residence in connection with your relocation) on either a substantially similar basis or with substantially similar aggregate economic value, as compared with immediately prior to a Change of Control, (E) the Company requires that you change the principal location of your work, which results in an additional commute of more than 50 miles, or (F) the Company requires you to travel away from your office in the course of discharging your responsibilities or duties at least one-third more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison) than was required of you for the calendar year immediately preceding the Change of Control;

(ii)	the failure of the Company to obtain the assumption of and the agreement to perform this Agreement by any successor as contemplated in Paragraph 11 hereof; [or]

(iii)	any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 6 hereof[./; or]
          (iv) [FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF LEGAL OFFICER: your election to terminate your employment with the Company for any reason during the 30-day period immediately following the first anniversary of the first occurrence of a Change of Control.]
     In order to have Good Reason, you must give the Company a Notice of Termination satisfying the requirements of Paragraph 6 [FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF LEGAL OFFICER: , except with respect to (iv) above,] within 60 calendar days of the occurrence of the event that constitutes Good Reason. For purposes of subsections (i)(A), (i)(B) and (i)(D) of subparagraph 4(f), Good Reason shall exist only if the Company fails to remedy the event or events constituting Good Reason within (x) 90 calendar days after receipt of the Notice of Termination from you, if the Notice was received by the Company within 90 calendar days after a Change of Control, or (y) 30 calendar days, for all other Notices. For purposes of subsection (i)(C) of subparagraph 4(f), Good Reason shall exist only if the Company fails to remedy the event or events constituting Good Reason within five business days after receipt of the Notice of Termination from you.
5.	TERMINATION FOR CAUSE. If your employment is terminated for any of the following reasons and in accordance with the provisions of this Paragraph 5, you shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing Paragraph 4:
(a)	If, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company on a full-time basis for 120 consecutive business days, and within thirty (30) days after a written Notice of Termination (as hereinafter defined in Paragraph 6) is given, you shall not have returned to the full-time performance of your duties;

(b)	If the Company shall have Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder upon (i) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the “Cure Period”) of at least thirty (30) days to correct your performance, or (ii) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.
     Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding you for this purpose, if you are then a member of the Board) at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (i), including the expiration of the Cure Period without the correction of your performance, or (ii) of the preceding subparagraph and specifying the particulars thereof in detail.
(c)	If you die while employed by the Company or if you retire from such employment during your Period of Employment, then you shall not be entitled to any of the benefits provided by this Agreement and the benefits to which you or your beneficiary shall be entitled shall be determined without regard to the provisions hereof.
6.	NOTICE OF TERMINATION. Any termination of your employment by the Company or any termination by you for Good Reason shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a “Notice of Termination.” Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
7.	DATE OF TERMINATION. “Date of Termination” shall mean:
(a)	If you terminate your employment for Good Reason, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given, subject, however, to the expiration of the 90-day or five-day period specified in subparagraph 4(f), if applicable, in which the Company may remedy the event or events constituting Good Reason, except to the extent such remedy period is waived by the Company;

(b)	If your employment is terminated for Cause under subparagraph 5(b), the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of your performance;

(c)	If your employment pursuant to this Agreement is terminated following absence due to physical incapacity, under subparagraph 5(a), then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); or

(d)	If your employment is terminated by the Company other than under subparagraph 7(b) or 7(c), the date specified in the Notice of Termination.
     Subject to subparagraph 10(b), a termination of employment by either the Company or by you shall not affect any rights you or your surviving spouse may have pursuant to any other agreement or plan of the Company providing benefits to you, except as provided in such agreement or plan.

8.	CERTAIN ADDITIONAL PAYMENTS.
(a)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or to any similar tax imposed by state or local law, or any interest or penalties are incurred by you with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

(b)	Subject to the provisions of subparagraph 8(c), all determinations required to be made under this Paragraph 8, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm that was, immediately prior to the Change of Control, the Company’s independent auditor (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and to you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 8, shall be paid by the Company to you within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion that you have substantial authority not to report any Excise Tax on your federal, state or local income or other tax return with respect to such benefit or amount. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty of the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to subparagraph 8(c) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to you or for your benefit.

(c)	You shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of the Gross-Up payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d)	If, after the receipt by you of an amount advanced by the Company pursuant to subparagraph 8(c), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company’s complying with the requirements of subparagraph 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to subparagraph 8(c), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)	You and the Company shall each provide the Accounting Firm access to and copies of any books, records and documents in your possession or the Company’s possession, as the case may be, as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Paragraph 8.

(f)	The federal, state and local income or other tax returns filed by you shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by you. You shall report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of your federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you shall within five business days pay to the Company the amount of such reduction.

(g)	Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Paragraph 8, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to you, and (ii) the aggregate “present value” of the “parachute payments” to be paid or provided to you under this Agreement or otherwise does not exceed 1.05 multiplied by three times your “base amount,” then the payments and benefits to be paid or provided under this Agreement shall be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to you, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this subparagraph 8(g), the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” shall have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this subparagraph 8(g) shall be made at the expense of the Company, if requested by you or the Company, by the Accounting Firm. Appropriate adjustments shall be made to amounts previously paid to you, or to amounts not paid pursuant to this subparagraph 8(g), as the case may be, to reflect properly a subsequent determination that you owe more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this subparagraph 8(g), you shall be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this subparagraph 8(g). The Company shall provide you with all information reasonably requested by you to permit you to make such designation. In the event that you fail to make such designation within 10 business days prior to the Date of Termination or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.
9.	COVENANTS.
(a)	[For 24 and 36 month agreements only:] During the term of this Agreement specified in Paragraph 1 (the “Term”) and for a period ending one year following the Date of Termination, if you have received or are receiving benefits under this Agreement, you shall not, without the prior written consent of an officer of the Company, directly or indirectly, engage in any Competitive Activity. For this purpose, “Competitive Activity” means your participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the

Company’s net sales of said product or service amounted to 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any publicly-traded enterprise, if such ownership is less than 5% of the outstanding voting securities or units of such enterprise or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(b)	During the Term, the Company agrees that it will disclose to you its confidential or proprietary information (as defined in this subparagraph 9(b)) to the extent necessary for you to carry out your obligations to the Company. You hereby covenant and agree that you will not during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” shall include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by your breach of this subparagraph 9(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information shall include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” shall also include any subsidiary controlled by the Company (collectively, the “Restricted Group”). The foregoing obligations imposed by this subparagraph 9(b) shall not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of yours, generally known to the public or (iii) if you are required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). These rights of the Company are in addition to and without limitation to those rights and remedies otherwise available by law for protection of the types of such confidential or proprietary information.

(c)	You hereby covenant and agree that during the Term and for a period ending one year after the Date of Termination you will not, without the prior written consent of the Company, on your behalf or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee or customer of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

(d)	You and the Company agree that the covenants contained in this Paragraph 9 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this Paragraph 9 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, you acknowledge, consent and agree that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of your violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.
10.	NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS.
(a)	You shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation or the value of any benefits earned by you as the result of any employment by another employer after the date of termination of your employment with the Company, or otherwise. Subject to subparagraph 10(b), the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amount otherwise payable, or in any way diminish your existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

(b)	To the extent, and only to the extent, a payment or benefit that is paid or provided under this Agreement would also be paid or provided under the terms of another plan, program, agreement or arrangement of, or assumed by, the Company or any of its affiliates, including, without limitation, any Employment Agreement or Management Continuity Agreement, such applicable plan, program, agreement or arrangement shall be deemed to have been satisfied by the payment made or benefit provided under this Agreement.
11.	SUCCESSORS AND BINDING AGREEMENT.
(a)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to you, to assume and agree to perform this Agreement.

(b)	This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

(c)	This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you pursuant to Paragraph 4 hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.
12.	NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.	GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
14.	MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement. [FOR THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND CHIEF LEGAL OFFICER: This Agreement supersedes, as of the date first above written, any prior agreements between you and the Company covering the same subject of this Agreement. You agree that you have no further rights under any such prior agreement.] References to Paragraphs and subparagraphs are to paragraphs and subparagraphs of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation shall also include any successor provision thereto.
15.	VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
16.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

17.	WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
18.	NONASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 11 above. Without limiting the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Paragraph 18, the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
19.	DISPUTE RESOLUTION.
(a)	All disputes arising out of, relating to or concerning this Agreement, the breach of this Agreement, your termination, or the termination of your employment shall be resolved pursuant to this Paragraph 19. This includes all claims or disputes whether arising in tort or contract and whether arising under statute or common law, including, without limitation, Ohio Revised Code Chapter 4112.01 et seq., Ohio Revised Code Section 4117.01, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all other federal and state employment statutes. Any such dispute shall be resolved by arbitration held in Cleveland, Ohio, under the then-current Employment Dispute rules of the American Arbitration Association (“AAA”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable. Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of your covenants contained in Paragraph 9, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Company’s principal executive offices are based.

(b)	You and the Company agree that you or it must file any request for arbitration with the AAA and serve on the other party within six (6) months after the date on which the dispute arose and hereby waive any statute of limitations to the contrary.

(c)	The arbitrator shall have no authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages and you and the Company hereby waive any right to recover such damages with respect to any dispute resolved by arbitration. The Company shall pay the fees and costs of the arbitrator. The arbitrator shall make his award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his award. The decision of the arbitrator within the scope of the submission shall be final and binding on you and the Company, and any right to judicial action on any matter subject to arbitration hereunder is waived (unless otherwise required by applicable law), except suit to enforce this arbitration award. If the rules of the AAA differ from those of this Paragraph 19, the provisions of this Paragraph 19 shall control.
20.	LEGAL FEES AND EXPENSES. If a Change of Control shall have occurred, thereafter the Company shall pay and be solely responsible for:
(i)	100% of the first $100,000 and

(ii)	70% of any excess above $100,000, of
any and all attorneys’ and related fees and expenses incurred by you to successfully (in whole or in part, and whether by modification of the Company’s position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by you to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to you.
21.	EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on your part or on the part of the Company to have you remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination of your employment, for any reason other than those set forth in Paragraph 5, following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence, a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change of Control shall (unless such termination is conclusively demonstrated to have been wholly unrelated to any such activity relating to a Change of Control) be deemed to be a termination of your employment after a Change of Control for purposes of this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the date of such termination.
22.	RIGHT OF SETOFF. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to you or your designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against you or any debt or obligation owed by you, whether arising hereunder or otherwise.
23.	RIGHTS TO OTHER BENEFITS. Except as provided in subparagraph 10(b), the existence of this Agreement and your rights hereunder shall be in addition to, and not in lieu of, your rights under any other of the Company’s compensation and benefit plans and programs, and under any other contract or agreement between you and the Company.
24.	RELEASE. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay or provide any compensation or benefits hereunder in connection with the termination of your employment unless you first sign a general release substantially in the form attached hereto as Exhibit A and you do not revoke such release during the time period set forth therein for revocation.

25.	SURVIVAL. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Paragraphs 4, 8, 9, 19, 20 and 21 shall survive any termination or expiration of this Agreement or the termination of your employment following a Change of Control for any reason whatsoever.

     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

POLYONE CORPORATION

ACCEPTED AND AGREED TO AS OF THE DATE HEREOF.	By direction of the Compensation Committee of the Board of Directors

By
[Name]	Kenneth M. Smith
Vice President and
Chief Human Resources Officer
     I hereby elect to take any base salary amounts which may be payable under subparagraph 4(a)

in a lump sum
or	(check one)
in installments

[Name]

Exhibit A
GENERAL RELEASE OF ALL CLAIMS
     This General Release of all Claims (this “Agreement”) is made and entered into as of                     ,      , by and between POLYONE CORPORATION, an Ohio corporation (the “Company”), and                                          (the “Executive”). As used in this Agreement, the term “Company” will include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, employees, successors, assigns, representatives, agents and counsel, unless the context clearly requires otherwise.
     In consideration of the promises set forth in this Agreement, Executive and the Company agree as follows:
1.	Effectiveness of Agreement. This Agreement will be effective on the eighth day after it is executed by Executive, provided that Executive has not revoked Executive’s release as provided in Section 5.2 below (the “Effective Date”).
2.	Termination of Employment; Resignations. The parties acknowledge that Executive’s employment relationship with the Company ceased on (the “Termination Date”). Executive hereby agrees, that effective the day after the Termination Date, Executive will resign (a) as an employee of the Company, (b) from all Company boards and offices, including those of any affiliate or subsidiary of the Company, and (c) from all administrative, fiduciary or other positions Executive may hold or have held with respect to arrangements or plans for, of or relating to the Company. The Company consents to and accepts all such resignations. After the Termination Date, neither the Company nor Executive will represent or state to any other party that Executive has any authority to act for or on behalf of the Company or has any relationship with the Company [other than as a stockholder].
3.	Severance. In consideration of the promises contained herein, within five (5) days after the Effective Date, the Company will deliver to Executive a check in the amount of $ , payable to Executive. Such payment will be in [full and complete] satisfaction of the Company’s obligations under Paragraphs 4(a) and 4(b) of Executive’s Management Continuity Agreement, dated as of , (the “Management Continuity Agreement”) and may also include all or a portion of the Company’s obligations under Paragraph 8 of the Management Continuity Agreement. In addition, the Company acknowledges its obligation to deliver to Executive on , a check in the amount of $ , payable to Executive in satisfaction of the Company’s obligation to Executive under Paragraph 4(e) of the Management Continuity Agreement.
4.	Benefits. The benefits described by subparagraphs 4(c) and 4(d) of the Management Continuity Agreement will be provided to Executive in accordance with the terms of the Management Continuity Agreement.
5.	Mutual Releases.

5.1.	In accordance with Paragraph 24 of the Management Continuity Agreement, in consideration for the promises contained herein, Executive hereby releases and forever discharges the Company from, and agrees not to sue or join in any suit against the Company for, any and all charges, complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses of any kind or nature whatsoever, known or unknown, foreseen or unforeseen to the date upon which Executive executes this Agreement (collectively, “Claims”), including (but not limited to) claims arising in any way from Executive’s employment with the Company, Executive’s service as an officer [and director] of the Company, Executive’s status as a shareholder of the Company, or Executive’s agreements to resign Executive’s employment as provided in Section 2, above, including, without limitation, any and all alleged discrimination or acts of discrimination that occurred or may have occurred on or before the date upon which Executive executes this Agreement based upon race, color, sex, creed, national origin, age, disability or any other violation of any equal employment opportunity law, ordinance, rule, regulation or order (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) (as further described in Section 5.2 below); the Americans with Disabilities Act (“ADA”); claims under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment) and any claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law. Excluded from this Agreement are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”). Executive is waiving, however, Executive’s right to any monetary recovery or relief should the EEOC or any other agency pursue any claims on Executive’s behalf.

5.2.	Executive acknowledges that the Company encouraged Executive to consult with an attorney of Executive’s choosing prior to executing this Agreement, and through this Agreement encourages Executive to consult with Executive’s attorney with respect to possible claims under the ADEA and that Executive understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. Executive wishes to waive any and all claims under the ADEA that Executive may have, as of the date upon which Executive executes this Agreement, against the Company, and hereby waives such claims. Executive further understands that by signing this Agreement, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA that may have existed on or prior to the date upon which Executive executes this Agreement. Executive acknowledges that Executive is receiving consideration for Executive’s waiver of any and all claims under the ADEA in addition to anything of value to which Executive is already entitled. Executive also acknowledges that the Company has informed Executive that Executive has at Executive’s option, twenty-one (21) days from the date this Agreement was first presented to Executive in order to consider this Agreement, and, if executed prior to the expiration of the twenty-one (21) day period, Executive does hereby knowingly and voluntarily waive all or part of said twenty-one (21) day period. Executive also understands that Executive has seven (7) days following the date upon which Executive executes this Agreement within which to revoke the release contained in this Section 5.2 (the “Revocation Period”) by providing a written notice of Executive’s revocation of the release and waiver contained in this Section 5.2 to the Company. The release of claims under the ADEA contained in this Section 5.2 does not become effective or enforceable until the Revocation Period has expired.

5.3.	Notwithstanding the foregoing, Executive does not, and will not, release, discharge or waive any rights to indemnification that Executive may have under the By-Laws of the Company, the laws of the State of Ohio, any indemnification agreement between Executive and the Company or any insurance coverage maintained by or on behalf of the Company, nor will the Company take any action, directly or indirectly, to encumber or adversely affect Executive’s rights under any such indemnification arrangement. Further, the release contained in this Section 5 will not affect any rights granted to Executive, or obligations of the Company, under the terms of this Agreement or under the terms of any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by the Company or, except to the extent such rights have previously been satisfied or are satisfied pursuant to this Agreement, under the terms of the Management Continuity Agreement.

5.4.	Except for Claims based upon fraud or intentional misrepresentation, the Company, as a material inducement to Executive to enter this Agreement, and in consideration of the promises contained herein, hereby releases and forever discharges Executive, and Executive’s family, heirs, successors, assigns, agents and attorneys from, and agrees not to sue or join in any suit against such parties for, any and all Claims, which the Company now has or owns or claims or could claim to have or own against Executive and Executive’s family, heirs, successors, assigns, agents and attorneys arising from Executive’s employment by the Company, Executive’s service as an officer, employee or director of the Company, and Executive’s status as a shareholder of the Company [, other than ]; provided, however, that the release contained in this Section 5.4 will not affect any rights granted to the Company, or Executive’s obligations, under the terms of this Agreement.

5.5.	All Company files, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in Executive’s possession must be returned no later than the Termination Date.

5.6.	Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.
6.	No Mitigation or Offset. Executive is under no obligation to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. Except as otherwise expressly provided in the Management Continuity Agreement, any and all amounts payable and benefits to be provided by the Company to Executive under the terms of this Agreement will not be subject to set-off or counterclaim for amounts claimed by the Company to be owed to it by Executive, but will be subject to restitution in accordance with Section 9.8.
7.	Survival. The expiration or termination of this Agreement will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, (a) Executive’s and the Company’s obligations contained in Section 5 will survive the expiration or termination of this Agreement, and (b) the Company’s and Executive’s respective rights and obligations as specified in Paragraph 25 of the Management Continuity Agreement will survive any termination or expiration of this Agreement or the Management Continuity Agreement, or the termination of the Executive’s employment for any reason whatsoever.
8.	Dispute Resolution.
8.1.	Except to the extent governed by Section 9.8, all disputes arising out of, relating to or concerning this Agreement or the breach, termination or validity thereof, shall be resolved pursuant to this Section 8. This includes all claims or disputes whether arising in tort or contract and whether arising under statute or common law, including, without limitation, Ohio Revised Code Chapter 4112.01 et seq., Ohio Revised Code Section 4117.01, Title VII, the ADA, the ADEA, and all other federal and state employment statutes.

Any such dispute shall be resolved by arbitration held in Cleveland, Ohio, under the then-current Employment Dispute rules of the American Arbitration Association (“AAA”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable.

8.2.	Executive and the Company agree that either party must file any request for arbitration with the AAA and serve on the other party within six (6) months after the date on which the dispute arose and hereby waive any statute of limitations to the contrary.

8.3.	The arbitrator shall have no authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages and the Executive and the Company hereby waive any right to recover such damages with respect to any dispute resolved by arbitration. The Company shall pay the fees and costs of the arbitrator. The arbitrator shall make his award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his award. The decision of the arbitrator within the scope of the submission shall be final and binding on the Executive and the Company, and any right to judicial action on any matter subject to arbitration hereunder is waived (unless otherwise required by applicable law), except suit to enforce this arbitration award. If the rules of the AAA differ from those of this Section 8, the provisions of this Section 8 shall control.
9.	Miscellaneous Provisions.
9.1.	Binding on successors; assignment. This Agreement will be binding upon and inure to the benefit of the Company, Executive and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

9.2.	Governing law. This Agreement will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.

9.3.	Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9.4.	Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

9.5.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6.	Entire agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the matters addressed herein and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.

9.7.	Amendments; waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

9.8.	No inconsistent actions; enforcement. The Company and Executive will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement. In the event Executive initiates or voluntarily participates in any suit (as provided in Section 5.1), or if Executive fails to abide by any of the terms of this Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or terminate any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein. In the event Executive revokes the ADEA release contained in Sections 5.1 and 5.2 within the seven-day period provided under Section 5.2, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Executive under the provisions of this Agreement or terminate any benefit or payments that are subsequently due under this Agreement. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under Section 5 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Executive understands that by entering into this Agreement, Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also Executive’s ability to pursue certain claims against the Company.

9.9.	Headings and section references. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this

Agreement. All section references are to sections of this Agreement, unless otherwise noted.

9.10.	Withholding. The Company will be entitled to withhold from payment any amount of withholding required by law.

9.11.	Authority. The Company represents and warrants that it and its signatory hereto are duly authorized and empowered to execute and enter into this Agreement without any further action or approval.
     THIS AGREEMENT INCLUDES A COMPLETE AND PERMANENT RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

POLYONE CORPORATION,
an Ohio corporation

By:

Name:

Title:

[Executive]

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